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Axovant Gene Therapies Ltd.

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Suite 1, 3rd Floor
11-12 St. James’s Square
London
SW1Y 4LB
United Kingdom
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On August 16, 2019
Dear Shareholder:
You are cordially invited to attend the Axovant Gene Therapies Ltd. 2019 Annual General Meeting of Shareholders, or the Annual Meeting, which will be held at the Offices of Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom on Friday, August 16, 2019, at 10:00 a.m. local time for the following purposes:
1.    To elect the Board of Directors’ eight nominees for director named herein to serve as directors until our 2020 Annual General Meeting of Shareholders and until their successors are duly elected.
2.     To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2020, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2020, and to authorize the Board of Directors, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2020.
3.    To conduct any other business properly brought before the Annual Meeting.
We will also lay before the Annual Meeting our audited financial statements as of and for our fiscal year ended March 31, 2019, pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and our Bye-laws.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is Monday, July 1, 2019. Only shareholders of record at the close of business on that date are entitled to notice of and may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on
Friday, August 16, 2019, at 10:00 a.m. Local Time
at the Offices of Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom.

The Proxy Statement and Annual Report to Shareholders
are available at www.axovant.com/investors/proxy-materials.
By Order of the Board of Directors

Mathew Bazley
General Counsel

London, United Kingdom
July 16, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual
Meeting, please ensure your representation at the Annual Meeting by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Suite 1, 3rd Floor
11-12 St. James’s Square
London
SW1Y 4LB
United Kingdom
PROXY STATEMENT
FOR THE 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On August 16, 2019
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors, or the Board, of Axovant Gene Therapies Ltd., or Axovant, is soliciting your proxy to vote at the 2019 Annual General Meeting of Shareholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card.
We intend to mail these proxy materials on or about July 16, 2019, to all shareholders of record entitled to vote at the Annual Meeting.
Where and when will the Annual Meeting be held?
The Annual Meeting will be held on Friday, August 16, 2019, at 10:00 a.m. local time at the Offices of Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom. Directions to the Annual Meeting may be found by visiting https://www.cooley.com/about/offices/london. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on Monday, July 1, 2019, will be entitled to vote at the Annual Meeting. On this record date, there were 22,780,672 common shares outstanding and entitled to vote.
Shareholder of Record: Common Shares Registered in Your Name
If, on Monday, July 1, 2019, your common shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
Beneficial Owner: Common Shares Registered in the Name of a Broker, Bank or Other Agent
If, on Monday, July 1, 2019, your common shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?
There are two matters scheduled for a vote:

•	Election of the Board of Directors’ eight nominees for director named herein to serve as directors until our 2020 Annual General Meeting of Shareholders and until their successors are duly elected.

•
Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2020, the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, or the Companies Act, for our fiscal year ending March 31, 2020, and the authorization for the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2020.

In addition to the two matters scheduled for a vote, in accordance with the Companies Act and our Bye-law 78, our audited financial statements as of and for our fiscal year ended March 31, 2019, will be laid before the Annual Meeting. These financial statements were audited by Ernst & Young LLP. The Audit Committee of the Board has approved these financial statements. There is no requirement under Bermuda law that these statements be approved by shareholders and no such approval will be sought at the Annual Meeting. Copies of these proxy materials have been provided to Ernst & Young LLP, our auditor for our fiscal year ended March 31, 2019, as required by the Companies Act.
What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may vote “For” all eight of the nominees to the Board, you may vote “Against” any nominee(s) you specify or you may abstain from voting. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are described below.
Shareholder of Record: Common Shares Registered in Your Name
If you are a shareholder of record, you may vote in person at the Annual Meeting, or you may vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person, even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the enclosed proxy card, complete, sign and date the enclosed proxy card and return it promptly in the accompanying postage-paid envelope. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Common Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Axovant. Complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet if so instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Will I be entitled to vote all of my shares at the Annual Meeting?
If your shares are treated as “Controlled Shares” (as described below) of any “United States Person” (as defined under section 957(c) of the Internal Revenue Code of 1986, as amended, or the Code) and such United States Person is treated as owning 9.5% or more of the voting power of all issued shares of Axovant (in the absence of the adjustments to voting rights provided in our Bye-laws and as described below) or otherwise treated as a “United States Shareholder” (as defined under section 951 of the Code) (such United States Person, other than a “9.5% Excluded U.S. Member” as defined in our Bye-laws, is referred to as a 9.5% U.S. Member), then the voting rights of your shares that are treated as Controlled Shares of such 9.5% U.S. Member will be reduced, in the aggregate with other Controlled Shares of such 9.5% U.S. Member, to the extent necessary for Controlled Shares of such 9.5% U.S. Member to constitute less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in our Bye-laws. The formula is applied repeatedly until there is no 9.5% U.S. Member.
In addition, the Board may limit a shareholder’s voting rights when it deems it appropriate to do so to (1) avoid the existence of any 9.5% U.S. Member; or (2) avoid adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. As provided in our Bye-laws, “Controlled Shares” of a United States Person refer to all shares that such United States Person is treated as owning directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among our other shareholders whose shares are not Controlled Shares of a 9.5% U.S. Member so long as such reallocation does not cause any person to become a 9.5% U.S. Member. The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, we request that any holder of shares with reason to believe that it may be a 9.5% U.S. Member in the absence of the adjustments to voting rights provided in our Bye-laws, contact us promptly so that we may determine whether the voting power of such holder’s shares has been or should be reduced.
By submitting a proxy, a holder of shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% U.S. Member. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the Board may consider relevant to the determination of the number of shares attributable to any person. The Board may disregard the votes attached to shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains certain discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the shares of any shareholder to ensure that no person will be a 9.5% U.S. Member at any time.
How many votes do I have?
Except as just described, on each matter to be voted upon, you have one vote for each common share you owned as of the close of business on Monday, July 1, 2019.
What happens if I do not vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and do not vote in person at the Annual Meeting or do not complete and deliver your proxy card, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker, bank or other agent will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed a “routine” matter. Brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and certain corporate governance proposals (even if management-supported). Accordingly, your broker, bank or other agent may not vote your shares on Proposal 1 (Election of Directors) without your instructions, but may vote your shares on Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm), even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	“For” the election of all eight nominees for director; and

•
“For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, appointment of Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2020, and authorization for the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in each set of proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

•	You may attend the Annual Meeting and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If your shares are held by your broker, bank or agent, you should follow the instructions provided by your broker, bank or other agent.
When are shareholder proposals and director nominations due for next year’s Annual General Meeting of Shareholders?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 18, 2020, to Axovant Gene Therapies Ltd., Attn: Corporate Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you wish to nominate an individual for election at, or bring business other than through a shareholder proposal before, the 2020 Annual General Meeting of Shareholders, you must deliver your notice to Axovant no earlier than April 18, 2020, and no later than May 18, 2020, in accordance with our Second Amended and Restated Bye-laws, or our Bye-laws. Your notice to Axovant must also set forth the information specified in our Bye-laws. For more information, and for the detailed requirements, please refer to our Bye-laws filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37418), filed with the U.S. Securities and Exchange Commission, or the SEC, on December 21, 2017.
How are votes counted?
Votes will be counted in the first instance on a show of hands. If a poll is demanded, however, in accordance with the Bye-laws, every person present at the Annual Meeting will have one vote for each common share of which such person is the holder or for which such person holds a proxy. A poll vote will be taken by ballot if so demanded in accordance with our Bye-laws. With respect to Proposal 1, votes “For” and “Against” and abstentions and broker non-votes will be separately counted. With respect to Proposal 2, votes “For” and “Against” and abstentions will be separately counted.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed to be “non-routine” (e.g., election of directors), the broker, bank or other agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
Both proposals will be decided by the affirmative votes of a majority of the votes cast in accordance with our Bye-laws. Only votes “For” or “Against” will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if two or more persons are present at the start of the Annual Meeting and represent in person or by proxy in excess of 50% of our total issued voting shares. On the record date, there were 22,780,672 common shares outstanding and entitled to vote. Therefore, the holders of 11,390,337 common shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If, within half an hour from the time appointed for the Annual Meeting, a quorum is not present, then the meeting will stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the Annual Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting will be given to each shareholder entitled to attend and vote thereat in accordance with our Bye-laws.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement and annual report to shareholders are available at www.axovant.com/investors/proxy-materials.

PROPOSAL 1

ELECTION OF DIRECTORS
The Board presently has nine members. Each of our current members, other than Dr. Jeffs, is nominated for election at the Annual Meeting. Each director is elected to serve a one-year term, with all directors subject to annual election. Vacancies on the Board may be filled by the Board or by the shareholders in a general meeting. A director elected to fill a vacancy, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term.
Messrs. Bickerstaff, Modig and Oren and Dr. Pande are each current directors who were previously elected by our shareholders. Dr. Cheruvu was appointed to the Board in September 2018 following his appointment as our Chief Executive Officer, Ms. Potter and Dr. Torti were appointed to the Board in September 2018 and initially identified as candidates by our largest shareholder, Roivant Sciences Ltd., or RSL, and Mr. Sundaram was appointed to the Board in June 2019, each upon the recommendation of the Nominating and Corporate Governance Committee. All nominees have been recommended for election at the Annual Meeting by our Nominating and Corporate Governance Committee of the Board. If elected at the Annual Meeting, each of the nominees listed below would serve until the 2020 Annual General Meeting of Shareholders and until his successor has been duly elected, or, if sooner, until the director’s death, resignation or removal.
To be elected, a nominee must receive “For” votes representing a majority of the votes cast on that nominee’s election. As this is an uncontested election, any nominee who receives a greater number of votes “Against” than votes “For” such election will not be elected to the Board, and the position on the Board that would have been filled by that director nominee will become vacant.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Axovant. Each person nominated for election has agreed to serve if elected. Axovant’s management has no reason to believe that any nominee will be unable to serve.
The following table identifies the director nominees for election, as well as the position they hold at Axovant, any committee membership, and their ages as of July 1, 2019:

Name	Age	Director Since	Position	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Frank Torti, M.D.	40	2018	Chairperson		✓
Atul Pande, M.D.	64	2015	Lead Independent Director	✓	✓	✓*
George Bickerstaff	63	2018	Director	✓*	✓
Pavan Cheruvu, M.D.	37	2018	Principal Executive Officer and Director
Berndt Modig	60	2015	Director	✓	✓*
Ilan Oren	35	2018	Director			✓
Myrtle Potter	59	2018	Director			✓
Senthil Sundaram	40	2019	Director	✓
_____________
*    Chairperson.
Below is a brief biography of each director nominee.

Frank Torti, M.D.
Dr. Torti has served as Chairperson of the Board since September 2018. Dr. Torti has served as Vant Investment Chair of Roivant Sciences, Inc., or RSI, since August 2018. Prior to joining RSI, from August 2007 to August 2018, Dr. Torti served as a Partner of New Enterprise Associates, or NEA, specializing in investments in healthcare. Prior to joining NEA, Dr. Torti worked for the Duke University Center for Clinical & Genetic Economics from 2002 to 2005 in various capacities, where he was involved in clinical trials research and economic evaluations of multinational clinical trials. Dr. Torti presently serves as chairperson of the board of directors of Arbutus Biopharma Corp., and as a director on the boards of directors of Urovant Sciences Ltd., Myovant Sciences Ltd. and several other private companies in the Roivant family of companies, and has also previously served on the boards of directors of several development and commercial stage private healthcare companies, including Annexon Biosciences, Inc., Eargo Inc., Galera Therapeutics, Inc., NeoTract, Inc., Novast Pharmaceuticals Ltd., OrphoMed, Inc., Tarveda Therapeutics, Inc. and XOC Pharmaceuticals, Inc. Dr. Torti earned an M.D. from the University of North Carolina School of Medicine, an M.B.A. from Harvard Business School and a B.A. from the University of North Carolina. Our Board of Directors believes that Dr. Torti’s extensive experience in healthcare investing, as well as his clinical trial background, qualifies him to serve on the Board.
Atul Pande, M.D.
Dr. Pande has served as a member of the Board since March 2015 and currently serves as our Lead Independent Director. Dr. Pande has served as Chief Medical Advisor of PureTech Health plc since February 2018, and previously served as its Chief Medical Officer since February 2017 and a Senior Advisor from July 2016 through February 2017. Dr. Pande has also served as President and Chief Executive Officer of Verity BioConsulting LLC, a drug development consulting firm since 2014. He previously served as Chief Medical Officer of Tal Medical, Inc., a clinical-stage medical device company, from December 2014 to December 2017. From 2007 to April 2014, Dr. Pande was Senior Vice President and Senior Advisor, Pharmaceutical R&D at GlaxoSmithKline plc, a pharmaceutical company. He has also held senior roles at Pfizer Inc., Parke-Davis/Warner-Lambert, a subsidiary of Pfizer Inc. and Lilly Research Laboratories, a division of Eli Lilly & Co., where he was involved in the development of numerous central nervous system drugs. Dr. Pande is currently a director of Autifony Therapeutics Limited, a biotechnology company, and Karuna Therapeutics, Inc., a biopharmaceutical company, and he previously served as a director of Heptares Therapeutics Ltd. He also serves on the Scientific Advisory Boards of Cennerv Pharma PTE LTD and Centrexion Corporation. Dr. Pande is a fellow of several professional societies, including the American Psychiatric Association. He has published over 50 peer-reviewed scientific papers and numerous abstracts, book chapters and book reviews. Dr. Pande received his MBBS (Bachelor of Medicine, Bachelor of Surgery) and his M.D. from the University of Lucknow, India and completed his research fellowship training in psychiatry at the University of Michigan Medical School and his postgraduate specialty training and psychiatry residency program at Western University. We believe that Dr. Pande’s medical background and significant knowledge of the life sciences industry qualify him to serve on the Board.
George Bickerstaff
Mr. Bickerstaff has served as a member of the Board since February 2018. He is currently a partner and the managing director of M.M. Dillon & Co., a healthcare and technology investment bank that he co-founded. Previously, he served as Chief Financial Officer of Novartis Pharma AG, a pharmaceutical company, from 2000 to 2005, held senior financial positions at IMS Health, a healthcare information services company, from 1989 to 1997 and held financial positions with Dun & Bradstreet Corporation, a commercial data analytics company, and General Electric Company, a multinational conglomerate. Mr. Bickerstaff currently serves as a member of the boards of directors of the following public companies: Cardax, Inc., a biopharmaceutical company, CareDx, Inc., a molecular diagnostics company, and Innoviva, Inc., a royalty management company. He also previously served on the boards of directors of ARIAD Pharmaceuticals, Inc., an oncology company, from May 2016 to February 2017, and Inovio Pharmaceuticals, Inc., an immunotherapy technologies company, from May 2017 to May 2018. Mr. Bickerstaff received his B.S. in Engineering and his B.A. in Business Administration from Rutgers University. We believe that Mr. Bickerstaff’s experience in the biopharmaceutical industry and board leadership qualify him to serve on the Board.

Pavan Cheruvu, M.D.
Dr. Cheruvu has served as our Principal Executive Officer and the Chief Executive Officer of Axovant Sciences, Inc. since February 2018 and as a member of our Board since September 2018. Prior to joining Axovant, Dr. Cheruvu worked at RSI since October 2015, and was appointed to RSI’s executive leadership team in September 2017. Dr. Cheruvu completed his residency in internal medicine at Johns Hopkins Hospital and continued his training in a clinical fellowship in cardiovascular medicine at the University of California, San Francisco. Prior to his medical training, Dr. Cheruvu worked as a management consultant at McKinsey & Company from June 2008 through June 2011, where he focused on biopharmaceutical strategy. Dr. Cheruvu received his B.S.E. in Biomedical Engineering, B.S.E. in Electrical Engineering, and A.B. in Chemistry from Duke University, his M.Sc. in Computer Science from Oxford University and his M.D. from Harvard Medical School. We believe that Dr. Cheruvu’s experience as a life sciences investor and experience in the biopharmaceutical industry qualify him to serve on the Board.
Berndt Modig
Mr. Modig has served as a member of the Board since March 2015. Since March 2016, Mr. Modig has served as Chief Executive Officer of Pharvaris B.V., a pre-clinical stage biotechnology company focusing on rare diseases. He served as Chief Financial Officer of Prosensa Holding N.V., a pharmaceutical company, from March 2010 until its acquisition by BioMarin Pharmaceutical Inc. in January 2015. From October 2003 to November 2008, Mr. Modig was Chief Financial Officer at Jerini AG, a pharmaceutical company, where he directed private financing rounds, its initial public offering in 2005, and its acquisition by Shire plc in 2008. Before that, Mr. Modig served as Chief Financial Officer at Surplex AG, a reseller of used industrial equipment, from 2001 to 2003, and as Finance Director Europe of U.S.-based Hayward Industrial Products Inc., a thermoplastic valve manufacturer, from 1999 to 2001. In previous positions, Mr. Modig was a partner in the Brussels-based private equity firm Agra Industria from 1994 to 1999 and a Senior Manager in the Financial Services Industry Group of Price Waterhouse LLP in New York from 1991 to 1994. Mr. Modig currently serves as a director and member of the audit committee of Affimed N.V. and as a director and the chair of the audit committee of Kiadis Pharma N.V., both public biopharmaceutical companies. He also serves as a director of Centogene A.G., a private biopharmaceutical company. He also previously served on the board of directors of Auris Medical Holding Ltd., a pharmaceutical company, from April 2014 to March 2018. Mr. Modig received his bachelor’s degree in business administration, economics and German from the University of Lund, Sweden and his M.B.A. from INSEAD, Fontainebleau, France and is a Certified Public Accountant (inactive). We believe that Mr. Modig’s extensive international experience in finance and operations, private equity, and mergers and acquisitions qualifies him to serve on the Board.
Ilan Oren
Mr. Oren has served as a member of the Board since June 2018 and previously served as a member of the Board from March 2015 to December 2017. Since September 2011, Mr. Oren has served as Vice President, Business Development at Dexcel Pharma Technologies Ltd., an international pharmaceutical company involved in the development, manufacture and commercialization of pharmaceuticals. Mr. Oren currently serves as a director of RSL and he previously served as a director of Cynapsus Therapeutics Inc., a specialty pharmaceutical company, until its acquisition in 2016. Mr. Oren received his B.A. in Economics from Harvard College. We believe that Mr. Oren’s extensive leadership experience and knowledge of the life sciences industry qualify him to serve on the Board.

Myrtle Potter
Ms. Potter has served as a member of our Board since September 2018. Ms. Potter has served as Vant Operating Chair of Roivant Sciences, Inc. since July 2018. Ms. Potter founded Myrtle Potter & Company, LLC, a private healthcare and life sciences consulting firm, in September 2005, and served as the Chief Executive Officer until July 2018. From August 2009 until December 2014, Ms. Potter served as Founder and Chief Executive Officer of Myrtle Potter Media, Inc., a consumer healthcare company. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., a biopharmaceutical company, and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to that, Ms. Potter held various positions, including President, Cardiovascular/Metabolics at Bristol-Myers Squibb and a vice president at Merck & Co. Ms. Potter currently serves as chairperson of the board of directors of Urovant Sciences Ltd. and on the boards of directors of Liberty Mutual Holding Company Inc., a private diversified global insurance company, Axsome Therapeutics, Inc., a biopharmaceutical company, Arbutus Biopharma Corp., a biopharmaceutical company, Myovant Sciences Ltd., a biopharmaceutical company, and a number of other privately held companies within the Roivant family of companies. Ms. Potter previously served on the boards of directors of Everyday Health, Inc., a leading provider of digital health and wellness solutions, from October 2010 until its acquisition in December 2016, Amazon.com, Inc., a leading e-commerce company, from 2004 to 2009, Rite Aid Corporation, a leading drugstore chain, from 2013 to 2018, and INSMED Incorporated, a biopharmaceutical company, from 2014 to 2018. She also served on the boards of directors of Medco Health Solutions Inc. and Express Scripts Holding Co., subsequent to its acquisition of Medco Health Solutions, as well as other privately held companies. Ms. Potter earned a B.A. from the University of Chicago. We believe that Ms. Potter’s extensive operational experience leading biopharmaceutical companies and her expertise in commercializing prescription drugs qualifies her to serve on the Board.
Senthil Sundaram
Mr. Sundaram has served as a member of our Board since June 2019. Mr. Sundaram served as the Chief Financial Officer of Nightstar Therapeutics plc, a clinical-stage gene therapy company, from April 2017 to June 2019, when it was acquired by Biogen, Inc. From February 2013 to April 2017, Mr. Sundaram served in a variety of positions at Intercept Pharmaceuticals, Inc., a biopharmaceutical company, including most recently as its Vice President and head of business development, where he was responsible for a wide range of activities including business development, strategy, financial analysis, investor relations and capital raising. Prior to joining Intercept, from 2000 to 2013, Mr. Sundaram worked in the healthcare investment banking groups at Lehman Brothers Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and Lazard Ltd. Mr. Sundaram earned a B.S. in Computer Engineering and a B.A. in Economics from Brown University. We believe that Mr. Sundaram’s extensive experience in leadership roles at biopharmaceutical companies qualifies him to serve on the Board.

The Board Of Directors Recommends
A Vote “For” Each Named Nominee.

Information Regarding the Board of Directors and Corporate Governance
Independence of the Board of Directors
We are a “controlled company” within the meaning of applicable listing rules of The Nasdaq Global Select Market, or Nasdaq, and, as a result, are exempt from the Nasdaq corporate governance requirements that a majority of the Board be “independent,” and that our Compensation Committee and our Nominating and Corporate Governance Committee consist solely of independent directors. Notwithstanding the fact that we may rely on these exemptions, the Board has undertaken a review of the independence of its directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Axovant, our senior management and our independent auditors, the Board has affirmatively determined that the following five individuals are independent directors within the meaning of the applicable SEC and Nasdaq listing rules: Mr. Bickerstaff, Dr. Jeffs, Mr. Modig, Dr. Pande and Mr. Sundaram. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The Board has determined that Dr. Cheruvu, by virtue of his position as our principal executive officer, Mr. Oren, by virtue of his position as a director of RSL, and Ms. Potter and Dr. Torti, by virtue of their positions with RSI, are not independent under applicable SEC and Nasdaq listing rules.
Board Leadership Structure
Dr. Torti currently serves as Chairperson of the Board. The Board believes that Dr. Torti’s role as Chairperson helps ensure that management and the Board act with common purpose and benefit from the extensive executive leadership and operational experience of Dr. Torti. The Board believes that Dr. Torti is well-positioned to act as a bridge between management and the Board, facilitating the regular flow of information. In addition, the Board believes that, under current circumstances, the separation of the offices of Chairperson and Principal Executive Officer will enhance oversight of management and Board function, allowing Dr. Cheruvu the ability to focus on his primary responsibilities as Principal Executive Officer, enhancing shareholder value and expanding and strengthening our business.
Our corporate governance guidelines provide that the Board will select its Chairperson in the manner that it determines to be in the best interests of our shareholders. The same person may hold the positions of Principal Executive Officer and Chairperson, or the Board may separate these offices. If the Chairperson is an independent director, the Board may designate the Chairperson as the lead independent director. If the Chairperson is not an independent director, the Board may designate one of the independent directors as the lead independent director. Dr. Pande was designated by the Board as our lead independent director in September 2018. The lead independent director’s duties include among other things: establishing the agenda for meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over any portions of meetings of the Board evaluating the performance of the Board; and coordinating the activities of the other independent directors and perform such other duties the Board may establish or delegate.
At the present time, the Board believes that the current Board members, together with our management, possess the requisite leadership and industry skills, expertise and experiences to effectively oversee our business and affairs. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting us at any given time. Notwithstanding the foregoing, the independent directors of the Board regularly participate in executive sessions at which only independent directors are present.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. The Board believes its current leadership structure, including the appointment of a lead independent director and having a majority or equal number of independent directors on each committee and the Board itself, supports the risk oversight function of the Board.
In particular, the Board is responsible for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing us and considering ways to address those risks and overseeing the establishment and maintenance of processes and conditions to maintain our integrity. The Audit Committee of the Board has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee of the Board also monitors compliance with certain legal and regulatory requirements, including oversight of related-person transactions, complaint procedures, certain ethical compliance and regulatory and accounting initiatives, and is responsible for oversight of the performance of our internal audit function. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee of the Board monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitor compliance with certain regulatory requirements. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
The oversight responsibility of the Board and its committees is informed by reports from our management team that are designed to provide visibility to Board about the identification and assessment of key risks and our risk mitigation strategies. At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit related risks. In addition, among other matters, management provides the Audit Committee and Nominating and Corporate Governance Committee of the Board periodic reports on our compliance programs and investment policy and practices.
Meetings of the Board of Directors; Attendance at Annual Meeting of Shareholders
During our fiscal year ended March 31, 2019, the Board met 14 times; the Audit Committee met nine times; the Compensation Committee met eight times; and the Nominating and Corporate Governance Committee met six times. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the last fiscal year for which he or she was a director or committee member.
As required under applicable Nasdaq listing rules, in our fiscal year ended March 31, 2019, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. Dr. Pande and Mr. Modig typically presided over the executive sessions.
Our policy is that directors are invited to attend the Annual General Meetings of Shareholders. No members of the Board attended our 2018 Annual General Meeting of Shareholders.
Information Regarding Committees of the Board of Directors
The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Below is a description of each of these committees. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Copies of the written charters of such committees, are available on our website at http://investors.axovant.com/investors/corporate-governance.

Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that each member of the Audit Committee satisfies the independence requirements under applicable Nasdaq listing rules and Rule 10A-3 of the Exchange Act.
The Audit Committee is composed of Mr. Bickerstaff, Mr. Modig, Dr. Pande and Mr. Sundaram. The Board has also determined that each of Mr. Bickerstaff, Mr. Modig and Mr. Sundaram qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and regulations. The Board made a qualitative assessment of Mr. Bickerstaff’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer, senior financial executive and investment banker. In addition to our Audit Committee, he serves on the audit committees of two other public companies, CareDX, Inc. and Innoviva, Inc. The Board made a qualitative assessment of Mr. Modig’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer at public reporting companies. In addition to our Audit Committee, Mr. Modig also serves on the audit committees of two other public companies, Kiadis Pharma N.V. and Affimed N.V. Likewise, the Board made a qualitative assessment of Mr. Sundaram’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer and investment banker. The Board has determined that this simultaneous service of Mr. Bickerstaff and Mr. Modig does not impair their ability to effectively serve on our Audit Committee.
The principal duties and responsibilities of the Audit Committee include:

•
recommending and retaining an independent registered public accounting firm to serve as our independent auditors, for purposes of the Companies Act, overseeing our independent auditors’ work and determining our independent auditors’ compensation;

•	evaluating the performance of and assessing the qualifications of our independent auditors;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditors;

•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;

•
assessing and taking other appropriate action to oversee the independence of our independent auditors, including reviewing written disclosures from the independent auditors delineating all relationships between the auditors, or their affiliates, and us, or persons in financial oversight roles at Axovant, that may reasonably be thought to bear on independence (at least annually, consistent with the Public Company Accounting Oversight Board, or PCAOB, Rule 3526);

•
reviewing the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and recommending to the Board whether such financial statements should be so included;

•
reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditor’s review of our quarterly financial statements, including, as appropriate, a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the SEC;

•
reviewing and discussing with management and our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and management, including risks related to our accounting matters, financial reporting and legal and regulatory compliance; and reviewing and discussing with management, as appropriate, insurance programs;

•	conferring with management and our independent auditors, as appropriate, regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•	coordinating the Board’s oversight of the performance of our internal audit function;

•	reviewing and approving or rejecting transactions between us and any related persons; and

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for our fiscal year ended March 31, 2019, with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2019.
Mr. George Bickerstaff
Mr. Berndt Modig
Dr. Atul Pande

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of Mr. Modig, Mr. Bickerstaff, Dr. Pande and Dr. Torti. The Board has determined that Mr. Bickerstaff, Mr. Modig and Dr. Pande are “independent,” as independence is currently defined in applicable Nasdaq listing rules. Dr. Torti, by virtue of his position as Vant Investment Chair of RSI, is not independent under applicable SEC and Nasdaq listing rules. All members of the Compensation Committee other than Dr. Torti are “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act.
The Compensation Committee of the Board acts on behalf of the Board to, among other things, oversee our compensation strategy, policies, plans and programs and to review and determine the compensation to be paid to our executive officers. In general, the Compensation Committee of the Board performs the same policy- and compensation-setting functions for our subsidiaries and their executive officers as it does for us, and references herein to our personnel, policies, plans and programs include those of our subsidiaries as well. The principal duties and responsibilities of the Compensation Committee include:

•
reviewing, modifying and approving our overall compensation strategy and policies, including: (1) reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate; (2) evaluating and approving, or recommending to the Board for approval, compensation plans and programs advisable for us, including modifications and terminations to those plans and programs; (3) establishing policies with respect to equity compensation arrangements; (4) assessing the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; (5) reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangement for our executive officers and other senior management, as appropriate; (6) reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives; (7) considering and establishing share ownership guidelines for our executive officers and directors, if deemed appropriate; and (8) evaluating the efficacy of our compensation policy and strategy in achieving expected benefits to us and otherwise furthering our policies;

•
establishing and approving individual and corporate goals and objectives of our Principal Executive Officer and our other executive officers and senior management and evaluating performance of the Principal Executive Officer and our other executive officers and senior management, as appropriate, in light of these stated objectives;

•	reviewing and approving the type and amount of compensation to be paid or awarded to Board members;

•	selecting and retaining compensation consultants, legal counsel and other advisers; and

•	adopting, amending, administering, and terminating our equity compensation plans, pension and profit sharing plans, bonus plans, deferred compensation plans and similar programs.
Compensation Committee Processes and Procedures
The Compensation Committee meets at least once annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the Principal Executive Officer and the General Counsel. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information, to provide advice or to otherwise participate in Compensation Committee meetings. The Principal Executive Officer may not participate in, or be present during, the voting or deliberations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Axovant.

In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants that any member of the Compensation Committee deems necessary or appropriate in the discharge of his or her responsibilities. If the Compensation Committee chooses to retain or obtain the advice of a compensation consultant, independent legal counsel, or other advisor, it has the direct responsibility for the appointment, compensation and oversight of the work of such party, and we will provide for appropriate funding, as determined by the Compensation Committee, for the payment to such party. In addition, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms, all at our expense. Under the charter, the Compensation Committee may select a compensation consultant, legal counsel or other advisor (other than in-house legal counsel and certain other types of advisors) only after taking into consideration all factors relevant to that party’s independence from management, including the six factors prescribed by the SEC and Nasdaq; however, there is no requirement that any advisor be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Radford, a national compensation consulting firm, to provide executive compensation advisory services based, in part, on its reputation and extensive experience in the industry. The Compensation Committee determined that Radford was independent from management and had no conflicts of interest in connection with the advisory services to be provided. Specifically, the Compensation Committee requested that Radford develop a comparative group of companies and perform analyses of competitive performance and compensation levels for that group. Radford has also conducted interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee approved the recommendations.
The Compensation Committee generally makes adjustments to annual compensation, determines bonuses and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Principal Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Principal Executive Officer. The evaluation of the performance of the Principal Executive Officer is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, company share performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of Dr. Pande, Mr. Oren and Ms. Potter. The Board has determined that Dr. Pande is “independent,” as independence is currently defined in applicable Nasdaq listing rules, and Mr. Oren, by virtue of his position as a director of RSL, and Ms. Potter, by virtue of her position as Vant Operating Chair of RSI, are not independent under applicable SEC and Nasdaq listing rules. The principal duties and responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board;

•	reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the Board;

•
reviewing, discussing and assessing the performance of the Board, including Board committees, such assessment to include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of Axovant and its shareholders, specific areas in which the Board and/or management believe contributions could be improved, overall Board composition and makeup, including the reelection of current Board members, and the independence of directors;

•
overseeing the Board’s committee structure and operations, evaluating the performance of the members of the committees of the Board, reviewing the composition of such committees, and recommending to the Board the membership of each such committee;

•	reviewing, discussing and assessing our corporate governance principles;

•	reviewing our policy statements to determine adherence to our Code of Business Ethics and Conduct; and

•	overseeing and reviewing the processes and procedures we use to provide accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Axovant, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and Axovant, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the last Annual General Meeting of Shareholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record holder of our common shares and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Shareholder Communications with the Board of Directors
The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may do so by sending written communications to the Board or such director at Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Corporate Secretary will forward each communication to the Legal Department of Axovant Gene Therapies Ltd., and the communication will be further forwarded to the Board or individual directors to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the communication will be discarded.
In addition to shareholder communications with directors, any interested person may communicate directly with the presiding director of the Board’s executive sessions or the independent or non-management directors as a group. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committee.
Code of Business Ethics and Conduct
The Board has adopted a Code of Business Ethics and Conduct, or Code of Conduct, that applies to all of our directors, officers, employees, consultants and independent contractors. The Code of Conduct is available on our website at http://investors.axovant.com/investors/corporate-governance. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or otherwise as required by applicable law and Nasdaq listing requirements.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to establish the authority and practices to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices that the Board intends to follow with respect to a number of areas, including its composition and selection, role, meetings, committees, access to management and use of outside advisors, Principal Executive Officer evaluation and succession planning, and Board assessment and compensation. The Corporate Governance Guidelines may be viewed at http://investors.axovant.com/investors/corporate-governance.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, APPOINTMENT OF AUDITOR FOR STATUTORY PURPOSES AND AUTHORIZATION FOR THE BOARD TO SET AUDITOR REMUNERATION
The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending March 31, 2020, and we are submitting the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. We are also submitting for approval at the Annual Meeting the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Companies Act until the close of the next annual meeting, and authorization for the Board, acting through the Audit Committee, to determine the remuneration of Ernst & Young LLP in that capacity.

Independent Registered Public Accounting Firm Fees and Services
The following tables present aggregate fees billed by Ernst & Young LLP for our fiscal years ended March 31, 2018 and 2019.

	Fiscal Year Ended March 31, 2019	Fiscal Year Ended March 31, 2018
Audit Fees(1)	$808,122	$583,406
Audit Related Fees	—	—
Tax Fees(2)	72,000	45,000
All Other Fees	2,000	—
Total Fees	$882,122	$628,406
_____________

(1)
Includes fees for the audit of our annual consolidated financial statements, included in our Annual Report on Form 10-K, review of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including issuance of consents.

(2)
Includes fees for professional services for international tax compliance, supporting other tax-related regulatory requirements primarily in the transfer pricing area, and international tax consulting and planning services.

All of the fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
Vote Required
The affirmative vote of the holders of a majority of our common shares present in person or represented by proxy and voting on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, appoint Ernst & Young LLP as our auditor for statutory purposes for our fiscal year ending March 31, 2020, and authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP. Abstentions will not affect the outcome of the vote on this proposal.
If the shareholders do not approve the appointment of Ernst & Young LLP and the Audit Committee’s authority to set Ernst & Young LLP’s remuneration, the Audit Committee will consider the appointment of another auditor to be approved by the shareholders.
We expect that representatives of Ernst & Young LLP will be present by telephone at the Annual Meeting. They will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

The Board of Directors Recommends
A Vote In Favor of Proposal 2.

Executive Officers
The following table sets forth information concerning our executive officers and other senior management, including their ages, as of July 1, 2019:

Name	Age	Position(1)
Executive Officers
Pavan Cheruvu, M.D.	37	Principal Executive Officer; Chief Executive Officer of Axovant Sciences, Inc.
David Nassif	65	Principal Financial and Accounting Officer; Chief Financial Officer of Axovant Sciences, Inc.
Mathew Bazley	46	General Counsel
Gavin Corcoran, M.D.	56	Chief R&D Officer of Axovant Sciences, Inc.
_____________

(1)	Unless otherwise indicated, all executive officers are employees of Axovant Sciences, Inc., our wholly owned subsidiary.
Executive Officers
Pavan Cheruvu, M.D.
See “Proposal 1: Election of Directors—Pavan Cheruvu, M.D.”
David Nassif
David Nassif has served as our Principal Financial and Accounting Officer and Chief Financial Officer of Axovant Sciences, Inc. since July 2019. He served as Executive Vice President and Chief Financial Officer of SteadyMed, Ltd., a specialty pharmaceutical company, from March 2013 (first as a financial consultant and commencing March 2015 on a full-time basis) until June 2019. From May 2011 through September 2014, Mr. Nassif served as the President and Chief Financial Officer of Histogen, Inc., a regenerative medicine company. From May 2007 to February 2010, Mr. Nassif served as the Executive Vice President and Chief Financial Officer of Zogenix, Inc., a specialty pharmaceutical company. Mr. Nassif received a B.Sc. in Finance and Management Information Systems from the University of Virginia with honors and a J.D. from the University of Virginia School of Law.
Mathew Bazley
Mathew Bazley has served as our General Counsel since October 2018. He was previously General Counsel of The Medicines Company’s infectious disease business and Deputy General Counsel of the company as a whole. Prior to The Medicines Company, he served in multiple roles at Savient Pharmaceuticals, Inc. Prior to Savient, he practiced law in the New York office of Skadden, Arps, Slate, Meagher & Flom. He began his career as an attorney with the U.S. Securities & Exchange Commission in Washington D.C. He received his J.D. and M.B.A. from Emory University and a B.S.B.A. in Finance and International Business from Georgetown University.
Gavin Corcoran, M.D.
Dr. Corcoran has served as the Chief R&D Officer of Axovant Sciences, Inc. since July 2018. Prior to joining Axovant, he served as Chief Medical Officer of Allergan plc from March 2015 to June 2018 and of Actavis plc from July 2014 to March 2015. Dr. Corcoran served as Executive Vice President for Global Medicines Development at Forest Laboratories from December 2011 to June 2014, prior to the acquisition of Forest Laboratories, Inc. by Actavis in 2014. Earlier in his career, Dr. Corcoran also served as Head of Late Stage Clinical Development for Inflammation and Immunology at Celgene Corporation, Chief Scientific Officer and head of R&D at Stiefel Laboratories and he held various leadership roles in clinical development and regulatory affairs at Amgen Inc., Schering-Plough Corporation, and Bayer AG. He received his M.B.B.Ch. from the University of the Witwatersrand in South Africa and completed his clinical training in internal medicine and infectious diseases at the University of Texas Health Science Center at San Antonio.

Security Ownership of
Certain Beneficial Owners and Management
The following table sets forth certain information regarding the ownership of our common shares as of June 30, 2019, by:

•	all those known by us to be beneficial owners of more than five percent of our common shares;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors; and

•	all of our executive officers and directors of as a group.
This table is based upon information supplied by officers, directors and principal shareholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. We have deemed common shares subject to options that are currently exercisable or exercisable within 60 days of June 30, 2019, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Applicable percentages are based on 22,780,672 shares outstanding on June 30, 2019, adjusted as required by rules promulgated by the SEC. Except as set forth below, the principal business address of each such person or entity is c/o Axovant Gene Therapies Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom. All figures reflect a 1-for-8 reverse share split effected in May 2019.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Shareholder:
Roivant Sciences Ltd.(1)	13,244,047	58.1%
Deerfield Mgmt, L.P.(2)	1,193,367	5.2
Named Executive Officers and Directors:
Pavan Cheruvu, M.D.(3)	661,132	2.8
Mathew Bazley(4)	178,250	*
Gavin Corcoran, M.D.(5)	177,125	*
Mark Altmeyer(6)	161,976	*
Atul Pande, M.D.(7)	63,245	*
Berndt Modig(8)	61,124	*
Frank Torti, M.D.(4)	50,625	*
George Bickerstaff(9)	56,875	*
Ilan Oren	—	—
Myrtle Potter(4)	50,625	*
Roger Jeffs, Ph.D.(10)	50,625	*
Senthil Sundaram(4)	18,750	*
All executive officers and directors as a group (12 persons)(11)	1,615,759	6.6
_____________
*    Represents beneficial ownership of less than one percent.

(1)
As reported on a Schedule 13D/A filed by RSL on July 16, 2019, RSL directly owns and has sole voting power over 13,244,047 common shares and beneficially owns 58.1% of our outstanding common shares. The principal business address of RSL is c/o Roivant Sciences Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom.

(2)
As reported on a Schedule 13G/A filed by Deerfield Mgmt, L.P. on February 12, 2019, Deerfield Mgmt, L.P. shares voting and dispositive power over 1,193,367 common shares with Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P. and James E. Flynn (together, the “Deerfield Holders”). The address of the Deerfield Holders is 780 Third Avenue, 37th Floor, New York, New York 10017.

(3)
Represents (i) 7,500 common shares; (ii) 641,523 common shares issuable pursuant to immediately exercisable options, including 550,577 shares issuable following exercise of such options that remain unvested within 60 days after June 30, 2019; and (iii) 12,109 common shares issuable pursuant to options exercisable within 60 days after June 30, 2019, in accordance with their vesting schedules.

(4)	Represents common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after June 30, 2019.

(5)	Includes 169,312 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after June 30, 2019.

(6)
Includes (i) 287 common shares and (ii) 161,689 common shares issuable pursuant to options exercisable within 60 days after June 30, 2019. Mr. Altmeyer resigned from all of his positions at Axovant Sciences GmbH and affiliated entities, including as President and Chief Commercial Officer of Axovant Sciences GmbH, in February 2019.

(7)	Includes (i) 3,370 common shares and (ii) 31,875 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after June 30, 2019.

(8)	Includes (i) 9,739 common shares and (ii) 31,875 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after June 30, 2019.

(9)	Includes (i) 6,250 common shares and (ii) 44,375 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after June 30, 2019.

(10)	Includes 44,375 common shares issuable pursuant to options that are exercisable but remain unvested within 60 days after June 30, 2019.

(11)	Does not include common shares beneficially owned by Mr. Altmeyer, who resigned in February 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Axovant. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year ended March 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation
Summary Compensation Table
The following table sets forth, for our fiscal years ended March 31, 2019 and 2018, compensation awarded or paid to, or earned by, our Principal Executive Officer, our two next most highly compensated executive officers as of March 31, 2019, and one former executive officer who would have been one of our two next most highly compensated executive officers as of March 31, 2019, if he had remained an executive officer as of such date. These executive officers are referred to herein as our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Other		Total

Pavan Cheruvu, M.D.	2018	$500,000	$—		$—	$255,000	$273,744	(3)	$1,028,744

Principal Executive Officer	2017	64,808	—		2,549,559	—	122,109	(4)	2,736,476

Mathew Bazley(5)	2018	175,000	—		712,496	83,125	115	(6)	970,736

General Counsel

Gavin Corcoran, M.D.(7)	2018	318,750	—		794,197	141,445	8,668	(8)	1,263,060

Executive Vice President

Mark Altmeyer(9)	2018	339,063	—		596,276	169,531	347,319	(10)	1,452,189

Former Chief Commercial Officer	2017	360,500	180,250	(11)	2,143,772	—	263,535	(12)	2,948,057
_____________

(1)
Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to the named executive officers during the indicated fiscal year, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 718. For the fiscal year ended March 31, 2019, the amounts in this column include incremental fair value of $84,200 and $512,076 related to the accelerated vesting and modified exercise term, respectively, of certain options pursuant to Mr. Altmeyer’s separation agreement.

(2)	See “—Annual Cash Bonus.”

(3)
Amount includes: (a) $8,313 in 401(k) matching contributions; (b) $332 in income tax gross-ups paid in respect to long-term disability benefits; (c) $3,635 of travel incentives; (d) $259 of life insurance premiums paid on behalf, and for the benefit, of Dr. Cheruvu; and (e) $261,205 in share-based compensation expense allocated to Axovant from RSL. Such allocated costs related to the services provided to us by Dr. Cheruvu pursuant to our services agreement with RSI. These share-based compensation expenses were incurred as a result of equity awards made to Dr. Cheruvu by RSL prior to his employment by Axovant. Following Dr. Cheruvu’s employment at Axovant in February 2018, any RSL share-based compensation expenses were fully allocated to Axovant.

(4)
Amount includes: (a) $2,458 in 401(k) matching contributions; (b) $55 in income tax gross-ups paid in respect to long-term disability benefits; (c) $15 of life insurance premiums paid on behalf, and for the benefit, of Dr. Cheruvu; and (d) $119,581 in salary, share-based compensation and other expenses allocated to Axovant from RSL. Such allocated costs related to the services provided to us by Dr. Cheruvu pursuant to our services agreement with RSI. The portion of share-based compensation expenses allocated was incurred as a result of equity awards made to Dr. Cheruvu by RSL prior to his employment by Axovant and were allocated based upon the relative percentage of time utilized by Dr. Cheruvu, as an RSI employee, on our matters. After February 2018, any RSL share-based compensation expenses were fully allocated to Axovant.

(5)	Mr. Bazley joined Axovant in October 2018.

(6)	Amount consists of life insurance premiums paid on behalf, and for the benefit, of Mr. Bazley.

(7)	Dr. Corcoran joined Axovant in July 2018.

(8)	Amount includes: (a) $8,500 in 401(k) matching contributions; (b) $163 of life insurance premiums paid on behalf, and for the benefit, of Dr. Corcoran; and (c) $5 of travel incentives.

(9)	Mr. Altmeyer resigned in February 2019.

(10)
Amount includes: (a) $330,840 of international relocation costs and associated tax equalization; (b) $8,802 in 401(k) matching contributions; (c) $7,100 of travel incentives; (d) $332 in income tax gross-ups paid in respect to long-term disability benefits; and (e) $245 of life insurance premiums paid on behalf, and for the benefit of, Mr. Altmeyer.

(11)	This amount represents a discretionary retention bonus paid to Mr. Altmeyer.

(12)
Amount includes: (a) $251,109 of international secondment costs and associated tax equalization; (b) $9,100 of travel incentives; (c) $2,704 of 401(k) matching contributions; (d) $442 of income tax gross-ups paid in respect to long-term disability benefits; and (e) $180 of life insurance premiums paid on behalf, and for the benefit, of Mr. Altmeyer.

Narrative to Summary Compensation Table
We review compensation annually for all employees, including our named executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to Axovant. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.
The Compensation Committee of the Board has historically determined compensation for our named executive officers. The Compensation Committee typically reviews and discusses management’s proposed compensation with the Principal Executive Officer for all named executive officers other than the Principal Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each named executive officer. The Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our named executive officers. For our fiscal years ended March 31, 2019 and 2018, the Compensation Committee retained Radford, a compensation consulting firm, to evaluate and make recommendations with respect to our executive compensation program.
Annual Cash Bonus
We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. For the fiscal year ending March 31, 2020, the target cash bonus for Dr. Cheruvu is 60% of his base salary, subject to the achievement of overall company performance criteria, and the target cash bonus for each of Mr. Bazley and Mr. Corcoran is 50% of their base salaries, subject to the achievement of individual performance criteria to be determined by the Board or the Compensation Committee, as well as overall company performance criteria.
For the year ended March 31, 2018, none of Dr. Cheruvu, Mr. Bazley or Dr. Corcoran received an annual cash bonus. Mr. Altmeyer received a discretionary retention bonus at 100% of his target bonus for his services to us, despite our failure to achieve the corporate goals set for the fiscal year ended March 31, 2018. For the year ended March 31, 2019, bonuses were awarded based on our achievement of specified corporate goals, including creating value with our gene therapy pipeline and small molecule portfolio and finance goals, as well as individual goals for the named executive officer. Dr. Cheruvu’s bonus was weighted 100% based on the achievement of corporate goals. For each other executive officer, the bonuses were weighted 75% based on the achievement of the corporate goals and 25% based on the achievement of individual objectives established for each officer. In April 2019, the Compensation Committee awarded each executive officer a target bonus for the year ended March 31, 2019, based on each executive officer’s achievement of corporate goals at the 85% level and individual goals at levels ranging from 100% to 125%, and prorated for partial years of employment, as applicable.

Outstanding Equity Awards as of March 31, 2019
The following table shows certain information regarding outstanding equity awards held by our named executive officers as of March 31, 2019, as adjusted to reflect the 1-for-8 reverse share split effected in May 2019. All option awards were granted under our 2015 Equity Incentive Plan.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(2)(3)		Option Exercise Price	Option Expiration Date
Pavan Cheruvu, M.D.(4)	5,078	1,172		$127.92	11/15/2025
	6,250	—		193.92	4/27/2027
	60,630	181,893		14.48	2/12/2028

Mathew Bazley	—	25,000	(5)	18.24	10/1/2028
	—	31,250		18.24	10/1/2028

Gavin Corcoran, M.D.	—	25,000	(6)	19.68	7/16/2028
	—	31,250		19.68	7/16/2028

Mark Altmeyer(7)	136,196	—		7.20	2/15/2020
	6,461	—		104.00	2/15/2020
	5,500	—		193.92	2/15/2020
	13,532	—		11.68	2/15/2020
_____________

(1)
Because all Axovant options granted to the named executive officers are exercisable immediately subject to a repurchase right in our favor which lapses as the option vests, this column reflects the number of options held by the named executive officers that were exercisable and vested as of March 31, 2019.

(2)
Because options granted to the named executive officers are exercisable immediately subject to a repurchase right in our favor which lapses as the option vests, this column reflects the number of options held by the named executive officers that were exercisable and unvested as of March 31, 2019.

(3)
Except as otherwise noted, each of these options vests as to 25% of the underlying common shares one year from the date of grant, with the remaining common shares vesting in 12 equal quarterly installments thereafter, provided the named executive officer has provided continuous service to us through each such date. All common shares underlying each of these options will become fully vested upon a change in control, as that term is defined in our 2015 Equity Incentive Plan.

(4)
Excludes RSL restricted stock units, or RSUs, RSL options and RSL awards. These awards were granted by RSL to Dr. Cheruvu while he was providing services to RSL and prior to his commencement of employment as our Principal Executive Officer. The aggregate fair value of RSL RSUs, RSL options and RSL awards was $14.5 million, including the fair value of RSL RSUs of $11.6 million, at March 31, 2019. The vesting of the RSL RSUs is deemed not probable as of March 31, 2019. These RSUs will vest only to the extent certain RSL performance criteria are achieved and certain RSL liquidity conditions are satisfied within specified years of the grant date, provided that Dr. Cheruvu has provided continued service to RSL or a subsidiary of RSL, such as Axovant, through such date. The RSL options and RSL awards are subject to specified vesting schedules and requirements (a mix of time-based and RSL performance-based events), provided that Dr. Cheruvu has provided continuous service to RSL or a subsidiary of RSL, such as Axovant, through such date. Significant judgment and estimates were used to estimate the fair value of these RSL RSUs, RSL options and RSL awards, as they are not publicly traded. The fair value was estimated based on various corporate event-based considerations, including certain thresholds for RSL’s future financing and liquidity events as defined in the RSL agreements and Monte Carlo simulation.

(5)
One-third of the option will vest at such time as the Company’s stock price is equal to or greater than $54.72 per share, one-third will vest at such time as the Company’s stock price is equal to or greater than $91.20 per share, and one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $127.68 per share, provided the named executive officer has provided continuous service to us through each such date.

(6)
One-third of the option will vest at such time as the Company’s stock price is equal to or greater than $59.04 per share, one-third will vest at such time as the Company’s stock price is equal to or greater than $98.40 per share, and one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $137.76 per share, provided the named executive officer has provided continuous service to us through each such date.

(7)	Mr. Altmeyer resigned in February 2019.
Employment, Severance and Change in Control Arrangements
The employment agreement or offer letter for each of our named executive officers sets forth the initial terms and conditions of his employment. These agreements provide for at-will employment and set forth the officer’s annual base salary, performance bonus target opportunity, initial equity incentive grant, terms of severance and eligibility for employee benefits. Each of them provided services to us pursuant to one or more inter-company services agreements between ASL and its wholly owned subsidiaries. For the purposes of this discussion, references to “we,” “us” and “our” will be deemed to refer to Axovant Gene Therapies Ltd. or Axovant Sciences, Inc., as the context requires.
Pavan Cheruvu, M.D., Mathew Bazley and Gavin Corcoran, M.D.
Dr. Cheruvu has served as our Principal Executive Officer and Chief Executive Officer of Axovant Sciences, Inc. since February 2018. Mr. Bazley has served as our General Counsel since October 2018. Dr. Corcoran has served as Chief R&D Officer of Axovant Sciences, Inc. since July 2018.
Under each of Dr. Cheruvu’s, Mr. Bazley’s and Dr. Corcoran’s employment agreement, such executive officer is eligible for the following severance and change in control benefits, conditioned upon delivering a release of claims in our favor:

•
If we terminate the officer’s employment without cause or the officer resigns for good reason, then we will pay to the officer a one-time cash payment equal to the sum of his annual base salary and annual bonus target opportunity. We will also reimburse the officer for continued medical coverage for one year if he timely elects such continued coverage. For Dr. Cheruvu, if he is subjected to excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code, he will either have his payments cut back so that the excise tax does not apply, or he will receive the full payments and benefits and be subject to the excise tax, whichever puts him in a better after-tax position.

•	If the officer is employed by us immediately prior to a change in control, then all remaining common shares underlying the officer’s outstanding options will vest.

•
In the case of Dr. Corcoran and Mr. Bazley, if such officer is employed by us immediately prior to a change in control and, within one year after the change in control, the officer’s employment is terminated without cause or the officer resigns for good reason, then he will receive a one-time cash payment equal to 1.5 times the sum of (i) his current annual base salary and (ii) his annual bonus target opportunity. We will also pay the officer a pro-rated portion of the officer's full annual bonus based on the number of days that have elapsed in such year through the date of the change in control and reimburse the officer for continued medical coverage for 18 months if he timely elects such continued coverage.

The definitions of “cause,” “good reason” and “change in control” are set forth in the individual employment agreements.
We consider the severance and change in control benefits described above to be critical to attracting and retaining high caliber executives. We believe that appropriately structured severance and change in control benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each named executive officer to focus on continuing normal business operations and, in the event of a change in control, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our shareholders will impact his own financial security.

Mark Altmeyer
Mr. Altmeyer served as President and Chief Commercial Officer of Axovant Sciences GmbH since October 2016 and resigned as of February 2019. In connection with Mr. Altmeyer’s resignation, we entered into a separation agreement under which Mr. Altmeyer agreed to a general release of claims. In exchange for this release and Mr. Altmeyer’s other obligations under the separation agreement, Mr. Altmeyer received his prorated target annual performance bonus for fiscal year 2018, equal to $169,531. Mr. Altmeyer’s time-based vesting options vested in equal quarterly installments in accordance with the applicable option agreement through February 15, 2019. In addition, for time-based vesting options that completed part of a vesting period as of January 31, 2019, a pro rata portion of such option that would have vested on the next vesting date vested on an accelerated basis, based on the completed portion of the vesting period through January 31, 2019. Mr. Altmeyer’s performance-based stock options vested based on achievement of the performance criteria set forth in the applicable option agreements at or prior to February 15, 2019. Mr. Altmeyer will have until February 15, 2020 to exercise his vested stock options.

Director Compensation
Non-Employee Director Compensation Policy
Non-employee directors are compensated for service on the Board and its committees through a combination of cash retainers and equity grants. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board. Additionally, Mr. Oren does not receive a cash retainer or equity grants.
For our fiscal year ended March 31, 2019, each non-employee director (other than Mr. Oren) was paid quarterly in arrears the following annual amounts:

•	Board retainer of $40,000

•	Audit Committee retainer of $9,000 ($20,000 for the Chairperson)

•	Compensation Committee retainer of $6,000 ($12,000 for the Chairperson)

•	Nominating and Corporate Governance Committee retainer of $5,000 ($8,000 for the Chairperson)
The chairman of the Board receives an annual retainer of $30,000, and the lead independent director receives an annual retainer of $20,000. For the fiscal year ending March 31, 2020, we anticipate that each new non-employee director will receive an initial option grant to purchase 18,750 common shares. In addition, on an annual basis, typically in April, each continuing non-employee director will receive an additional option grant. Option grants have an exercise price equal to the closing price of our common stock on the Nasdaq on the grant date. Initial grants vest in three equal annual installments, and annual grants vest in full on the first anniversary of the grant date, in each case subject to the non-employee director’s continuous service through the vesting date. Option grants to non-employee directors expire on the ten-year anniversary of the grant date. In April 2019, the Compensation Committee adopted a policy that all directors serving as of an annual grant date shall be eligible for equity awards regardless of the date of their appointment to the Board.
Director Compensation for Fiscal Year Ended March 31, 2019
The following table shows, for our fiscal year ended March 31, 2019, certain information with respect to the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash	Option Awards(1)		Total
Current Directors
Frank Torti, M.D.	$30,444	$251,553	(2)	$281,997
Atul Pande, M.D.	71,500	—		71,500
George Bickerstaff	57,750	—		57,750
Roger Jeffs, Ph.D.	53,500	—		53,500
Berndt Modig	63,250	—		63,250
Ilan Oren(3)	—	—		—
Myrtle Potter	22,527	251,553	(2)	274,080
Senthil Sundaram(4)	—	—		—
_____________

(1)
Amounts reported in this column do not reflect the amounts actually received by the director. Instead, these amounts reflect the aggregate grant date fair value of each stock option and the incremental fair value related to the accelerated vesting of stock options granted to certain directors during the fiscal year, as computed in accordance with FASB ASC 718.

(2)
In September 2018, each of Ms. Potter and Dr. Torti were appointed to our Board. In October 2018, each was granted an option to purchase 18,750 common shares with an exercise price of $18.96 per share. The shares subject to the options will vest in three equal installments on the annual anniversary of the director’s date of appointment.

(3)	Mr. Oren, since his re-appointment to the Board in June 2018, has declined to receive any cash or equity compensation for his service as a directors.

(4)	Mr. Sundaram was appointed to our Board in June 2019.
The following table provides information regarding the aggregate number of stock options held by each of our non-employee directors as of March 31, 2019, as adjusted to reflect a 1-for-8 reverse share split effected in May 2019:

Name	Outstanding Stock Options (1)
Current Directors
Frank Torti, M.D.	18,750
Atul Pande, M.D.	28,000
George Bickerstaff	18,750
Roger Jeffs, Ph.D.	18,750
Berndt Modig	19,510
Ilan Oren	—
Myrtle Potter	18,750
Senthil Sundaram	—

Former Directors
Vivek Ramaswamy	44,625
_____________

(1)
All of these options allow for early exercise, subject to our repurchase option with respect to any unvested common shares. In addition, all common shares underlying options held by our directors will become fully vested upon a change in control, as that term is defined in our 2015 Equity Incentive Plan.

Equity Compensation Plan Information
The following table shows information regarding our equity compensation plan as of March 31, 2019:

Plan Category	Number of common shares to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,919,158	$34.09	1,044,559	(1)
Equity compensation plans not approved by shareholders	—	—	—
Total	1,919,158	$34.09	1,044,559
_____________

(1)	Pursuant to the terms of our 2015 Equity Incentive Plan, an additional 911,195 shares were added to the number of available shares effective April 1, 2019.

Transactions With Related Persons
Related-Person Transactions Policy and Procedures
We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of Axovant, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Axovant and its shareholders, as the Audit Committee determines in the good faith exercise of its discretion.
Related-Person Transactions
The following is a description of transactions since April 1, 2017, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest.
RSL Private Placement
In July 2018, we issued and sold 1,785,714 common shares at a purchase price of $14.00 per common share to RSL, which was the closing price per share of our common shares as reported on The Nasdaq Global Select Market on June 5, 2018, the date of the securities purchase agreement (in each case adjusted for our 1-for-8 reverse share split in May 2019).

Information Sharing and Cooperation Agreement
In June 2018, we entered into an amended and restated information sharing and cooperation agreement with RSL, or the Cooperation Agreement, which became effective concurrently with the closing of the private placement to RSL in July 2018. The Cooperation Agreement, among other things:

•	obligates us to deliver to RSL periodic financial statements and other information upon reasonable request and to comply with other specified financial reporting requirements;

•	requires us to supply certain material information to RSL to assist it in preparing any future SEC filings; and

•	requires us to implement and observe certain policies and procedures related to applicable laws and regulations.
We have agreed to indemnify RSL and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with RSL’s status as a shareholder under the Cooperation Agreement and the operations of or services provided by RSL or its affiliates or their respective officers, employees or directors to us or any of our subsidiaries, subject to certain limitations set forth in the Cooperation Agreement.
Subject to specified exceptions, the Cooperation Agreement will terminate at such time as RSL is no longer required (a) under Generally Accepted Accounting Principles in the United States, or U.S. GAAP, to consolidate our results of operations and financial position, (b) under U.S. GAAP to account for its investment in us under the equity method of accounting, or (c) otherwise to include our separate financial statements in its filings with the SEC pursuant to any SEC rule.  In addition, the Cooperation Agreement may be terminated upon mutual written consent of the parties or upon written notice from RSL to us in the event of our bankruptcy, liquidation, dissolution or winding-up.
Affiliate Services Agreements
We have entered into services agreements with each of RSI and Roivant Sciences GmbH, or RSG, each a wholly owned subsidiary of our controlling shareholder RSL, each as further described below. Pursuant to these services agreements, during our fiscal years ended March 31, 2019 and 2018, we incurred expenses of $5.1 million and $8.5 million, respectively, inclusive of the mark-up under these agreements.
In October 2014, we and our wholly owned subsidiary, Axovant Sciences, Inc., or ASI, entered into a services agreement with RSI, pursuant to which RSI provides us with services in relation to the identification of potential product candidates and project management of clinical trials, as well as other services related to our development, administrative and financial functions. In February 2017, in connection with the contribution and assignment of all of our intellectual property rights to Axovant Sciences GmbH, or ASG, we amended and restated this services agreement effective as of December 13, 2016, as a result of which ASG was added as a recipient of services from RSI. In addition, ASG also entered into a separate services agreement with RSG effective as of December 13, 2016, for the provision of services by RSG to ASG in relation to the identification of potential product candidates and project management of clinical trials, as well as other services related to development, administrative and financial activities. Both services agreements were further amended and restated in June 2019.

Under the terms of both services agreements, we are obligated to pay or reimburse RSI and RSG for the costs they, or third parties acting on their behalf, incur in providing services to us or ASG, including administrative and support services as well as research and development services. In addition, we are obligated to pay RSI and RSG for their services at a predetermined mark-up on the costs incurred directly by RSI and RSG in connection with any general and administrative and research and development services provided directly by RSI and RSG. Under the services agreements, RSI and RSG, respectively, as service providers, have agreed to indemnify us and each of our officers, employees and directors against all losses arising out of, due to or in connection with the provision of services (or the failure to provide services) under the applicable services agreement, subject to certain limitations set forth in the applicable services agreement. In addition, we have agreed to indemnify RSI and RSG, respectively, and their respective affiliates and officers, employees and directors against all losses arising out of, due to or in connection with the receipt of services under the applicable services agreement, subject to certain limitations set forth in the applicable services agreement. Such indemnification obligations will not exceed the payments made by us under the applicable services agreement for the specific service that allegedly caused or was related to the losses during the period in which such alleged losses were incurred. The term of each of the services agreements will continue until terminated upon 90 days’ written notice by any party with respect to the services such party provides or receives thereunder.
Family Relationships
Geetha Ramaswamy, M.D., the former Vice President of Medical and Scientific Strategy of Axovant Sciences, Inc. and an employee of Roivant Sciences, Inc., is the mother of Vivek Ramaswamy, the former Chairman of our Board of Directors and former Chief Executive Officer of Axovant Sciences, Inc. During our fiscal year ended March 31, 2018, Geetha Ramaswamy earned total cash compensation, consisting of salary and bonus, of $133,900 and was granted a stock option with a grant date fair value, as computed in accordance with FASB ASC 718, of $87,868. There was no cash compensation earned by, or stock options granted to, Geetha Ramaswamy for our fiscal year ended March 31, 2019.
Shankar Ramaswamy, M.D., the Chief Business Officer of Axovant Sciences, Inc. and a former employee of Roivant Sciences, Inc., is the brother of Vivek Ramaswamy. During our fiscal year ended March 31, 2018, Shankar Ramaswamy earned total cash compensation, consisting of salary and bonus, of $401,700 and was granted stock options with an aggregate grant date fair value, as computed in accordance with FASB ASC 718, of $1,209,627. During our fiscal year ended March 31, 2019, Shankar Ramaswamy earned total cash compensation, consisting of salary and bonus, of $442,500.
Indemnification Agreements
We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours. The contractual rights to indemnification and expense advancement are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are Axovant shareholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Axovant. Direct your written request to Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Shareholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mathew Bazley
General Counsel
July 16, 2019

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 15, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 15, 2019. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E82423-P27158 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**AXOVANT GENE THERAPIES LTD.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Frank Torti, M.D. | ☐ | ☐ | ☐ |
| 1b. Atul Pande, M.D. | ☐ | ☐ | ☐ |
| 1c. George Bickerstaff | ☐ | ☐ | ☐ |
| 1d. Pavan Cheruvu, M.D. | ☐ | ☐ | ☐ |
| 1e. Berndt Modig | ☐ | ☐ | ☐ |
| 1f. Ilan Oren | ☐ | ☐ | ☐ |
| 1g. Myrtle Potter | ☐ | ☐ | ☐ |
| 1h. Senthil Sundaram | ☐ | ☐ | ☐ |

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

**The Board of Directors recommends you vote FOR the following proposal:**

**NOTE:** The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

EB2424-P27158

**AXOVANT GENE THERAPIES LTD.**
**Annual General Meeting of Shareholders**
**August 16, 2019 10:00 AM, Local Time**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Pavan Cheruvu, M.D., Mathew Bazley and Sheba Raza, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of AXOVANT GENE THERAPIES LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, local time, on August 16, 2019, at the Offices of Cooley (UK) LLP, Dashwood, 69 Old Broad Street, London, EC2M 1QS, United Kingdom, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**